Exhibit 10.iii.f.

THE MOSAIC COMPANY

SUMMARY OF BOARD OF DIRECTOR COMPENSATION

Non-Employee Directors

The policy adopted by the Board of Directors (the “Board”) of The Mosaic Company (“Mosaic”) for fiscal 2009 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $170,000 to the Chairman of the Board and $85,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of the Audit Committee and $10,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chairman of the Compensation Committee and $5,000 to other members of this Committee;

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an annual cash retainer of $10,000 to each director who serves as chair of the Corporate Governance and Nominating Committee, Environmental, Health and Safety Committee and Special Transactions Committee;

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The Special Transactions Committee was disbanded in December 2008 at which time the Cargill Transactions Subcommittee of the Corporate Governance and Nominating Committee was established to review material relationships with Cargill, Incorporated and/or its affiliates. Upon establishing the Cargill Transactions Subcommittee, the Board approved an annual cash retainer of $10,000 to be paid to the Chair of the Cargill Transactions Subcommittee; and

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The Board established a special committee comprised of all of the independent directors on the Board to consider governance matters relating to the expiration of an investor rights agreement entered into with Cargill, Incorporated on August 17, 2006. The Board authorized a cash stipend in the amount of $25,000 to be paid to the Chair of the Special Committee.

In addition, the policy in effect during fiscal 2009 provided for an annual grant of restricted stock units providing grants of our common stock, valued at $170,000 for the Chairman of the Board and $85,000 for each other director.

Mosaic does not pay meeting fees or provide any perquisites to our directors. Mosaic does reimburse directors for travel and business expenses incurred in connection with meeting attendance.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees.